Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

To Carrols Holdco Inc. (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), any amendments thereto and any related prospectus, which indicate that I have accepted a nomination to become an independent director of the Company and include my biographical information. I also consent to the filing of this consent as an exhibit to the Registration Statement, any amendments thereto and any related prospectus.

Dated: March 27, 2019

/s/ Matthew Perelman
Name: Matthew Perelman
Director Nominee